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                                                                   Exhibit 11(b)

                            Blue Wave Systems Inc.

                      Computation of Per Share Net Income
                   (in thousands, except per share amounts)

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                                                                                                Six Months Ended
                                                                                                  December 31,
                                                                                           2000                  1999
                                                                                         -------               -------
 Basic Net Income Per Share:
  Net income applicable to common stock                                                  $   422               $   870
                                                                                         =======               =======

  Weighted average shares outstanding                                                     15,732                14,020

 Basic net income per share                                                              $  0.03               $  0.06
                                                                                         =======               =======


 Diluted Net Income Per Share:
  Weighted average shares outstanding                                                     15,732                14,020

  Effect of common stock equivalents:
    Options granted                                                                          852                 1,056
    Weighted average exercised options and warrants outstanding for portion of
     period, net of equivalent shares purchased at average fair market value                  29                   408
    Effect of using option proceeds to repurchase common stock at
     average fair market value                                                              (352)                 (316)
                                                                                         -------               -------
      Total common stock equivalents                                                         529                 1,148
                                                                                         -------               -------
   Weighted average diluted shares outstanding                                            16,261                15,168
                                                                                         -------               -------

 Diluted net income per share                                                            $  0.03               $  0.06
                                                                                         =======               =======

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